Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 5, 2007 - Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced operating results for its fiscal quarter ended September 19, 2007. For the quarter, the Company reported a net loss of $270,000, or a net loss of $0.05 per share, compared to a net loss of $1,646,000, or a net loss of $0.31 per share, for the first quarter of the prior fiscal year.

Results for the fiscal quarter ended September 19, 2007 include an after tax gain of $767,000, or $0.14 per share, from escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year.

Continuing Operations

As previously announced, the Company closed the majority of its Diedrich Coffee and Coffee People company-operated locations in fiscal 2007 and continues to focus on strengthening the wholesale business and related distribution channels including franchise locations. In fiscal year 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations. The Company retained the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Net loss for the first quarter ended September 19, 2007 from continuing operations was $1,037,000, or a net loss of $0.19 per share, compares to a net loss of $1,220,000, or a net loss of $0.23 per share, for the first quarter of the prior fiscal year. Included in the current year loss was a charge for $236,000 in closed store reserves compared to the prior year period of $70,000.

Revenue

Total revenue increased by $1,328,000, or 19.4%, to $8,160,000 for the first quarter of fiscal year 2008 as compared with total revenue of $6,832,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $1,344,000, up 26.3%, franchise revenue decreased $139,000, down 18.1%, and retail sales increased $123,000, up 13.0%.

Wholesale revenue from sales to office coffee distributors (“OCS”) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations decreased marginally. For the first quarter of fiscal year 2008, wholesale sales to OCS and foodservice customers increased $1,450,000, or 35.7%, from the prior year quarter, with Keurig “K-cup” sales increasing 46.6% from the prior year quarter. Wholesale sales to franchise locations decreased $106,000, or 10.0%, for the first quarter of fiscal year 2008.

Franchise revenue decreased by $139,000 for the first quarter of fiscal year 2008, primarily due to lower royalties and franchise store fees related to the Gloria Jean’s franchise system. Since the beginning of fiscal 2007, the domestic franchise store count for all three brands decreased by a net of nine locations (15 stores were opened, 25 were closed and a net of one company store was transferred to a franchisee). Comparable store sales for the first quarter of fiscal year 2008 for Gloria Jean’s franchise locations decreased 5.9%.

Retail sales for the first quarter of fiscal year 2008 increased $123,000. This increase was primarily due to an increase in same store sales of 5.9% for the remaining company operated Diedrich stores as compared to the prior year and was partially offset by a decrease in same store sales for the company operated Gloria Jean’s stores of 7.4%. E-commerce related sales increased $85,000, or 41.7%, during the first quarter compared to the first quarter of the prior fiscal year.

Costs and Expenses

Cost of sales and related occupancy costs for the first quarter of fiscal year 2008 increased $1,695,000, or 39.6%, to $5,972,000 from $4,277,000 in the prior year period. Wholesale cost of goods sold increased over the prior year period as a percentage of wholesale revenues from 73.9% to 80.6% for the current quarter due primarily to the higher percentage of higher cost Keurig business in the current year as compared to the prior year period. Occupancy costs for the first quarter of fiscal year 2008 increased $203,000 to $360,000 from $157,000 in the prior year period due primarily to an increase in closed store reserves related to Gloria Jean’s franchised locations.

Operating expenses increased $311,000, or 16.2%, to $2,232,000 from $1,921,000 and decreased as a percentage of total revenue to 27.4% in the first quarter of fiscal year 2008 from 28.1% in the first quarter of the prior year. The increase in operating expenses was due primarily to an increase in allowances for doubtful accounts and salaries, promotion and other selling costs related to the wholesale business.

For the first quarter of fiscal year 2008, general and administrative expenses decreased $217,000 to $1,455,000 from $1,672,000 and decreased as a percentage of total revenues to 17.8% in the current year quarter from 24.5% in the first quarter of last year. The decrease was primarily a result of lower costs associated with management incentive compensation, salaries, and outside services. This decrease was partially offset by an increase in legal fees expense.

Discontinued Operations / Gain on Sale

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores and will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 27, 2007.

The net gain for the first quarter of fiscal year 2008 relating to Discontinued Operations was $767,000, or $0.14 per share, compared to a loss of $426,000, or a net loss of $0.08 per share, in the same period of the prior year. The first quarter 2008 gain is from the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of September 19, 2007, the Company’s 146 retail outlets, the majority of which are franchised, are located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended September 19, 2007	Twelve Weeks Ended September 20, 2006
Net revenue:
Wholesale revenue	$6,464	$5,120
Franchise revenue	629	768
Retail sales	1,067	944

Total revenue	8,160	6,832

Costs and expenses:
Cost of sales and related occupancy costs	5,972	4,277
Operating expenses	2,232	1,921
Depreciation and amortization	252	259
General and administrative expenses	1,455	1,672
Gain on asset disposals	(1)	(12)

Total costs and expenses	9,910	8,117

Operating loss from continuing operations	(1,750)	(1,285)
Interest expense	(11)	(26)
Interest and other income, net	184	91

Loss from continuing operations before income tax benefit	(1,577)	(1,220)
Income tax benefit	540	—

Loss from continuing operations	(1,037)	(1,220)
Income (loss) from discontinued operations, net	767	(426)

Net loss	$(270)	$(1,646)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.19)	$(0.23)

Income (loss) from discontinued operations, net	$0.14	$(0.08)

Net loss	$(0.05)	$(0.31)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,448	5,308

BALANCE SHEET AND RETAIL UNIT COUNT DATA

(in thousands, except store counts)

	September 19, 2007	June 27, 2007
	(Unaudited)
Cash	$4,606	$6,873
Accounts receivable, net	4,040	4,069
Inventories	4,380	4,323
Other assets	18,928	18,068

Total assets	$31,954	$33,333

Accounts payable	$2,626	$3,814
All other current liabilities	5,491	5,683
Other liabilities	1,148	684
Stockholders’ equity	22,689	23,152

Total liabilities and stockholders’ equity	$31,954	$33,333

Total retail units (company and franchise, all brands)	146	153